Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
--------

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com


   L-1 IDENTITY SOLUTIONS AWARDED CONTRACT FOR $71 MILLION IN HIIDE BIOMETRIC
                     RECOGNITION DEVICES WITH THE U.S. ARMY

          Company Adjusts Financial Expectations for First Quarter and
                     First Half of 2007 and EPS for the year

STAMFORD, CT. - APRIL 12, 2007 - L-1 Identity Solutions, Inc. (NYSE: ID) announced that its wholly-owned subsidiary, SecuriMetrics, Inc., has been awarded a requirements contract that may receive awards totaling a maximum of $71 million from the U.S. Department of Defense (DoD) for the sale of HIIDE (Handheld Interagency Identity Detection Equipment) biometric recognition device and other related software. The contract is with the U.S. Army's Space Program Office (ASPO) which supports the Tactical Exploitation of National Capabilities Program (TENCAP). The period of performance under the contract is 24 months and the first task order under the contract, valued at $23.7 million, has been received by SecuriMetrics. Shipments under the first task order will begin during the Company's second quarter ending June 30, 2007.

"This contract further validates our belief that multi-modal (finger, face and iris) recognition capabilities are the new standard for identity solutions and that the federal government is leading the way in this fundamental shift and adoption," said Robert V. LaPenta, L-1 Identity Solutions Chairman, President and Chief Executive Officer.

Mr. LaPenta also explained, "Although we had forecast this contract to be awarded during our first quarter ending March 31, 2007, the first task order is larger than we expected. This provides us with increased confidence in achieving our sales and profit objectives for the year. We anticipated sales of approximately $5 million of HIIDE shipments in the first quarter that will now be recognized in our second quarter, and the additional shipments will improve results for the first half of the year."

The Company previously provided financial expectations for the second quarter and first half of the year ending June 30, 2007 on its annual earnings call, a transcript of which was filed with the Securities and Exchange Commission on February 13, 2007. The Company is now raising revenue expectations for the first half of the year ending June 30, 2007 to $158 to $162 million compared to previous expectations of $153 to $155 million. Adjusted EBITDA (as defined below) for the first half of 2007 is expected to be between $21 to $25 million, compared to previously expected Adjusted EBITDA of $20 to 24 million. Earnings Per Share (EPS) for the first half of 2007 is now expected to be in the range of a loss of ($0.01) to ($0.05) per share compared to original expectations of a loss of ($0.03) to ($0.07) per share.

The Company had previously forecasted revenue for the first quarter ending March 31, 2007 to be $73.0 to $75.0 million with Adjusted EBITDA of $9.0 to $11.0 million with a loss per share in the range of ($0.04) to ($0.06). Due to the delay in the award of the contract, the Company's revenue for the first quarter is now expected to be $68 to $70 million with Adjusted EBITDA of $4 to $6 million with a loss per share in the range of ($0.08) to ($0.12). As previously announced, the Company will report its first quarter financial results on May 9, 2007.

The Company expects revenue for the second quarter ending June 30, 2007 of between $90 and $92 million with Adjusted EBITDA of $17 to $19 million and EPS in the range of $0.07 to $0.09. The aforementioned expectations include revenues from ComnetiX, Inc. (which was acquired by the Company in February 2007) of $1 million for the first quarter ending March 31, 2007 and $4 million for the six month period ending June 30, 2007. These estimates were not included in the Company's previous financial expectations.

The Company continues to expect revenue for the year ending December 31, 2007 to be $340 to $350 million. The Company expects gross margin to be slightly higher than the 35 percent previously forecast and therefore expects Adjusted EBITDA to improve from the previous estimate of $58 to $62 million to $60 to $64 million and EPS to approximate $0.10 to $.14 for the year versus the previously forecast $0.08 to $0.12.

MULTI-MODAL MOBILE BIOMETRIC RECOGNITION DEVICE

HIIDE is the world's first hand-held biometric identification device that can enroll, identify or verify subjects using any of the three primary biometrics: iris, finger, face.

The device can operate in extreme and rugged mobile environments, as well as on a desktop connected to a host personal computer or network. This makes it ideal for mobile identification of individuals on the battlefield, at border checkpoints, in airports, in detention centers, and for checking individuals against known watch lists in addition to naval and coast guard applications.


ADJUSTED EBITDA

Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with accounting principles generally accepted in the United States of America ("GAAP"). L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, taxes, depreciation, amortization, and stock-based compensation expense. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of FAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, L-1 Identity Solutions can evaluate its operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical operating trend. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities.

A reconciliation of expected net income to expected Adjusted EBITDA referred to in this press release follows:

                                Three Months Ending    Three Months Ending     Six Months Ending          Year ending
                                  March 31, 2007          June 30, 2007          June 30, 2007         December 31, 2007

Net Income                       $(9.0) to $(7.0)          $4.0 to $6.0         $(5.0) to $(1.0)          $6.0 to $10.0
Interest Expenses                      1.0                     2.0                    3.0                     5.0
Income Tax Expense                     1.0                     1.0                    2.0                     4.0
Depreciation and Amortization          9.0                     8.0                   17.0                    36.0
Stock Compensation Expense             2.0                     2.0                    4.0                     9.0
                                 ----------------        ----------------       ----------------        ----------------

Adjusted EBITDA                    $4.0 to $6.0           $17.0 to $19.0         $21.0 to $25.0          $60.0 to $64.0
                                 ----------------        ----------------       ----------------        ----------------




ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging what are believed to be the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

                                      ####


FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the DoD's willingness and ability to purchase the estimated procurement of HIIDE devices under the ASPO HIIDE contract, which has no guaranteed minimum value, the availability of government funding for L-1's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Annual Report on Form 10-K for the year ended December 31, 2006. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.